Exhibit 99.1

news release
Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS INCREASED SECOND QUARTER OPERATING RESULTS

Long-term Strategy to Expand Laboratories Services Nationally Underway

New York, NY, March 13, 2017 – Enzo Biochem, Inc. (NYSE:ENZ) today reported continued strong growth in operating results for the fiscal quarter and six months ended January 31, 2017.

Second Quarter Highlights

•	Total revenues were $26.3 million, an increase of 7% over the prior year period.
•	Clinical Labs revenues grew to $18.8 million, an increase of nearly 8%, representing the 5th straight quarter of growth. Reflecting the increased importance of higher margin molecular diagnostic tests (MDx), particularly women’s health, Clinical Labs increased gross margins 100 basis points and posted a 53% increase in operating profit compared to a year ago, excluding non-recurring items.
•	Life Sciences’ product sales were $7.0 million, an increase of 6% over a year ago, as the business continues to prepare for introducing several key product lines later this year.
•	Both operating units continued to be profitable and generated positive cash flow that provides capital for investment in the development of new products and services.
•	GAAP net loss was ($1.1) million or ($0.02) per share compared to a GAAP net income of $6.8 million or $0.15 per share in the prior year period. Non-GAAP net loss was ($1.1) million or ($0.02) per share compared to a Non-GAAP net loss of ($3.3) million or ($0.07) per share in the prior year period.
•	Cash and cash equivalents and working capital at January 31, 2017 remain strong at $62.4 million and $69.3 million, respectively.

Barry Weiner, President, Commented

“Our quarterly results were very strong as we continue to build on our mounting success and importance of our molecular diagnostic related activities, both on the development side and in clinical usage. We are progressing on schedule in the development area, with new MDx tests expected to be introduced later this year. We are gaining recognition as a disruptive provider of cost efficient molecular diagnostic products. The pressure on operating margins of clinical laboratories due to high fixed manufacturer product costs and steadily shrinking reimbursements has become a mainstay with few viable long-term solutions. Thus we believe Enzo’s strategy to provide affordable, highly reliable and easy to use more effective molecular diagnostic products and services to labs is well timed and is being recognized in the market place as a needed solution.

“We are focused on making available a full, extensive line of medically relevant and cost efficient targeted products that address this market challenge. We have successfully secured New York State Department of Health approval for several of our diagnostic platforms and products. Under development are a host of additional assays and reagents aimed at this market, including a full line of women’s health products, where Enzo has a specific focus in both products and services.

“We are highly encouraged by the acceptance of our products and their performance in the marketplace, and we anticipate even greater penetration in the market as additional test development is completed and approval is obtained. Meanwhile, we continue to build a highly-skilled workforce and efficient operation, and are investing capital to ensure solid sustainability. With enabling technology and focused marketing efforts, revenues continue to grow, gross margins are expanding and operating costs, including SG&A, are contained while supporting our growth objectives. Not least, our strong, highly liquid balance sheet provides us with the financial flexibility to allocate capital effectively to maximize return for our shareholders.

Fiscal 2017 Second Quarter Operating Results

During the quarter, revenues were $26.3 million compared to $24.6 million a year ago, an increase of $1.7 million, or 7%. Gross profit improved to $11.7 million, from $10.8 million a year ago with consolidated gross margins of 45%, an increase of 100 basis points principally due to the growth in the clinical labs. Operating expenses were $12.7 million down from $15.0 million in the prior year period, excluding licensing and legal settlements, mainly due to lower legal expenses due to the timing of work associated with the Company’s patent litigation.

The Company reported a net loss of ($1.0) million, compared to a year ago net income of $6.8 million. Fully diluted per share loss equaled ($0.02), compared to per share income of $0.15 in the prior year period, which included $11.6 million of licensing and legal settlements. On a Non-GAAP basis, which adjusts for one-time items, the net loss per share was ($0.02) compared to ($0.07) in the prior year period. Non-GAAP EBITDA was a loss of ($0.2) million compared to a loss of ($2.1) million in the prior year period, demonstrating significant operational improvement towards profitability.

As of January 31, 2017, cash and cash equivalents and working capital were $62.4 million and $69.3 million, respectively. Approximately $2 million in bank loans were retired in the quarter, leaving the balance sheet, apart from lease obligations, debt free.

Segment Quarterly Results

As noted, Enzo Clinical Labs posted its 5th straight quarterly revenue increase. At $18.8 million, revenues increased 8% year over year. The increase is attributable to molecular diagnostic testing volume from both new and existing accounts. Gross profit was $7.8 million, with gross margins of 41%, up 100 basis points from the prior year. Total operating expenses were $6.5 million compared to $6.2 million in the prior year period, excluding licensing and legal settlements, due to higher selling and related expenses to support increased revenues. Operating income totaled $1.2 million, compared to $0.8 million last year, excluding legal settlements that were reported in prior year results.

Enzo Life Sciences’ product revenues were $7.0 million compared to $6.6 million in the prior year period, an increase of $0.4 million or 6%. The increase reflected a pickup in orders, both domestically and internationally, after an extended period of softness, due to reduced governmental and institutional R&D spending. Gross profit increased to $3.9 million with gross margins of 53%. Operating income was $0.4 million, unchanged from a year ago, excluding $13.2 million in both licensing and legal settlements.

Fiscal First Half Results

Year to date revenues were $52.5 million compared to $49.7 million in the prior year period, an increase of $2.8 million, or 6%. Gross profit increased roughly 8% to $23.8 million and gross margins increased 100 basis points to 45%. Operating expenses were $26.0 million compared to $28.4 million, a decrease of $2.4 million, or 8%, principally due to lower legal fees offset in part by higher SG&A costs.

Year to date net loss was ($2.5) million, compared to a year ago net income of $11.3 million, which included $18.5 million in licensing and legal settlements. Basic and fully diluted per share loss equaled ($0.05), versus per share income of $0.24 last year.

Conference Call

The Company will conduct a conference call March 13, 2017 at 4:30 PM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 82073178. Interested parties may also listen over the Internet at https://tinyurl.com/zn5vkrr To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on March 27, 2017. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 82073178. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company’s investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. Adjustments to EBITDA are for items of a non-recurring nature and are reconciled on the table provided. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the

EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, taxes, depreciation and amortization.

We refer you to the tables attached to this press release which includes reconciliation tables of GAAP to Non-GAAP net income (loss) and EBITDA to Adjusted EBITDA.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2016. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact: For: Enzo Biochem, Inc. Steve Anreder, 212-532-3232 steven.anreder@anreder.com	or	Michael Wachs, CEOcast, Inc., 212-732-4300 mwachs@ceocast.com

ENZO BIOCHEM, INC.

(in thousands, except per share data)

	Three months ended		Six months ended
Selected operations data:	January 31		January 31,
	(unaudited)		(unaudited)

	2017	2016	2017	2016
Revenues:
Clinical laboratory services	$18,837	$17,523	$37,395	$34,613
Product revenues	6,983	6,578	14,409	14,265
Royalty and license fee income	440	459	740	859

Total revenues	$26,260	$24,560	$52,544	$49,737

Gross profit	$11,688	$10,819	$23,767	$22,053

Gross profit %	45%	44%	45%	44%

Income (loss) before income taxes (1)	(1,000)	7,039	(2,454)	11,560

Provision for income taxes	(53)	(207)	(73)	(294)

Net income (loss)	$(1,053)	$6,832	$(2,527)	$11,266

Basic net income (loss) per share	($0.02)	$0.15	($0.05)	$0.24
Diluted net income (loss) per share	($0.02)	$0.15	($0.05)	$0.24

Weighted average shares outstanding - basic	46,292	46,077	46,282	46,070
Weighted average shares outstanding - diluted	46,292	46,518	46,282	46,353

(1) - includes legal settlements of $11.7 million and $18.5 million for the three and six months ended January 31, 2016, respectively.

Selected balance sheet data:	1/31/2017 (unaudited)	7/31/2016 (unaudited)

Cash and cash equivalents	$62,427	$67,777

Working capital	$69,314	$70,829

Stockholders’ equity	$87,728	$89,554

Total assets	$106,391	$111,821

The following table presents a reconciliation of reported net income (loss) and basic and diluted net income (loss) per share to non-GAAP net income (loss) and basic and diluted net income (loss) per share for the three and six months ended January 31, 2017 and 2016:

ENZO BIOCHEM, INC.

Non-GAAP Reconciliation Table

(Unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	January 31		January 31,
	2017	2016	2017	2016

Reported GAAP net income (loss)	$(1,053)	$6,832	$(2,527)	$11,266
Adjusted for:
Legal settlements, net	—	(11,650)	—	(18,450)
Costs related to contested proxy	—	1,483	—	1,483
Separation payments	—	51	—	132
Non-GAAP net loss	$(1,053)	$(3,284)	$(2,527)	$(5,569)

Weighted Shares Outstanding:
Basic	46,292	46,077	46,282	46,070
Diluted	46,292	46,518	46,282	46,353
Basic and diluted earnings per share:
Basic net income (loss) per share GAAP	($0.02)	$0.15	($0.05)	$0.24
Diluted net income (loss) per share GAAP	($0.02)	$0.15	($0.05)	$0.24

Basic net income (loss) per share non-GAAP	($0.02)	($0.07)	($0.05)	($0.12)
Diluted net income (loss) per share non-GAAP	($0.02)	($0.07)	($0.05)	($0.12)

The following table presents a reconciliation of reported net income (loss) for the three and six months ended January 31, 2017 and 2016 to EBITDA and Adjusted EBITDA:

ENZO BIOCHEM, INC.

EBITDA & Adjusted EBITDA Reconciliation Table

(Unaudited, in thousands)

	Three months ended		Six months ended
	January 31		January 31,
	2017	2016	2017	2016

GAAP net income (loss)	$(1,053)	$6,832	$(2,527)	$11,266
Plus:
Depreciation and amortization	915	952	1,842	1,902
Interest expense (income)	(79)	42	(125)	82
Provision for income taxes	53	207	73	294
EBITDA	$(164)	$8,033	$(737)	$13,544

Adjusted for:
Legal settlements, net	—	(11,650)	—	(18,450)
Costs related to contested proxy	—	1,483	—	1,483
Separation payments	—	51	—	132
Adjusted EBITDA	$(164)	$(2,083)	$(737)	$(3,291)